Exhibit 6.1

WAREHOUSE STORAGE CONTRACT TERMS AND CONDITIONS

WAREHOUSE STORAGE CONTRACT

Customer Information:

Company Name: Lux Flooring Inc
Address: 101 Chase Avenue, Suite 304

City: L akewood   State: NJ Zip: 08701

Business Phone: (732) 523-4911

Cell Phone: (718) 810-8107

Email: ben@luxflooring.com

HUMBLE WAREHOUSE LLC

By:	/s/ Jack Skorski	Date:	08/20/2020
Manager

CUSTOMER

By:	/s/ Ben Weinstein	Date:	08/20/2020
Title:	President

Customer acknowledges that upon execution and delivery of this document, the additional terms and conditions and pricing on the subsequent pages are binding.

WAREHOUSE STORAGE CONTRACT TERMS AND CONDITIONS

Humble Warehouse Price Sheet

The following prices are for basic services offered by Humble Warehouse LLC. For all services requested for which pricing is not included below, separate pricing shall be quoted upon request. Humble reserves the right to change the below pricing at any time by providing a ninety (90) day notice to Customer. Continued usage of Humble services subsequent to such notification date shall be deemed as Customers acceptance of new pricing. Both Humble and Customer shall have the option to terminate this agreement for any reason by providing a sixty (60) day written notice to the other party.

Monthly Minimum: $5,000

STORAGE FEE (MONTHLY)

Stackable Pallet (based on 40’ x 48’ x 56’): $10.

Non-Stackable Pallet: $22.

Oversized Stackable Pallet (taller than 56”): $0.25 per cubic ft.

Oversized wide pallets require custom quote.

HANDLING

Handling Charge: $5 per pallet (Includes $2.50 in and $2.50 out).

20' Container Floor Unload: $200

40' Container Floor Unload: $500 (For High Cube - Additional $150)

Single Box Receiving: $1.50

WAREHOUSE STORAGE CONTRACT TERMS AND CONDITIONS

Section 1 - ACCEPTANCE

The goods received and accepted are stored and handled in accordance with these Contract Terms and Conditions. The act of tendering such goods for storage and/or other services by Humble Warehouse LLC (“Humble”), and/or the execution and delivery by Customer of this Warehouse Storage Contract on the first page, constitutes acceptance of these Contract Terms and Conditions by the customer identified on the first page of this document (“Customer”).

Section 2 - SHIPPING

Customer agrees not to ship goods to Humble as the named consignee. If, in violation of this Agreement, goods are shipped to Humble as the named consignee, Customer agrees to notify the carrier in writing prior to such shipment, with copy of such notice to Humble, that Humble named as consignee is a warehouseman and has no beneficial title or interest in such property and Customer further agrees to indemnify, defend and hold harmless Humble from any and all claims for unpaid transportation charges, including undercharges, demurrage, detention or charges of any nature, in connection with goods so shipped. Customer further agrees that, if it fails to notify the carrier as required by the preceding sentence, Humble shall have the right to refuse such goods and shall not be liable or responsible for any loss, injury or damage of any nature to, or related to, such goods.

Section 3 - TENDER FOR STORAGE

All goods for storage shall be delivered at the warehouse properly marked and packaged for handling. Customer shall furnish, at or prior to such delivery, a manifest showing marks, brands, or sizes to be kept and accounted for separately, and the class of storage and other services desired. Unless Customer otherwise instructs in writing, Humble need not keep separate the goods covered by each warehouse receipt but may store the goods in bulk, in lots, or in a commingled manner, at Humble’s discretion. On request of Customer, and then only by special arrangement and subject to extra labor charge, original packages may be broken for partialdelivery.

Section 4 - STORAGE PERIOD AND CHARGES

(a)   All charges for storage are per pallet or other agreed unit per month.

(b)   Storage charges become applicable upon the date that Humble accepts care, custody and control of the goods, regardless of unloading date or date of issuance of warehouse receipt.

(c)    Except as provided in paragraph (e) of this section, a full month’s storage charge will apply on all goods received between the first and the last day of the calendar month; and a full month’s storage charge will apply to all goods in storage on the first day of the next calendar month and each month thereafter on all goods remaining in storage regardless if removed before the end of the month.

(d)    Unless Humble specifies otherwise, all storage charges are due and payable on the first day of storage for the initial month and thereafter on the first day of each calendar month.

(e)   When mutually agreed by Humble and Customer, a storage month shall extend from a date in one calendar month to, but not including, the same date of the next and all succeeding months. Notwithstanding such agreement, all storage charges are due and payable on the first day of the storage month.

Section 5 - TRANSFER, TERMINATION OF STORAGE, REMOVAL OF GOODS

(a)   Instructions from Customer to transfer goods on the books of Humble are not effective until delivered to and accepted by Humble. All charges incurred up to the time transfer is made are chargeable to Customer. Charges will be made for each such transfer and for any rehandling of the goods deemed by Humble to be required thereby. When goods in storage are transferred from one party to another through issuance of a new warehouse receipt, a new storage date is established on the date of transfer and these Contract Terms and Conditions shall apply as they do to this warehouse receipt.

(b)   Humble reserves the right to move, at its expense, upon ten (10) days written notice to Customer, any goods in storage from the warehouse in which they may be stored to any other warehouse(s) operated by Humble. Humble may, without notice, move goods within the warehouse in which they are stored.

(c)   Humble may, upon written notice to Customer and any other person known by Humble to claim an interest in the goods, require the removal of any goods within a stated period, not less than thirty (30) days after such notification. If goods are not removed within the stated period, Humble may sell them in accordance with applicable lien laws and exercise any other rights it has under law with respect to said goods.

(d)   If Humble reasonably believes that the goods or any portion thereof are about to deteriorate or decline in value to less than the amount of Humble’s lien or may constitute a hazard to other property, the warehouse or persons, such goods may be removed or disposed of by Humble as permitted by law. All charges related to said removal or disposal shall be paid by Customer.

(e)   In the event that Customer requests partial delivery of the goods covered by this warehouse receipt, these Contract Terms and Conditions shall continue to apply to the goods remaining in storage.

(f)   This contract may be canceled by either party upon thirty (30) days written notice and is canceled if the goods described on this warehouse receipt are removed from storage at Humble’s facilities.

Section 7 – DEFAULT

(a)   Failure by Customer to comply with each of the conditions and terms of this Contract, including the requirement to make rent payments when due, constitutes a default under this Contract. Humble may, upon such default, after not less than ten (10) days' notice in writing to Customer, terminate this Contract Term and Conditions and require the removal of any goods within a stated period, not less than thirty (30) days after such notification. If goods are not removed within the stated period, Humble may sell them in accordance with applicable lien laws and exercise any other rights it has under law with respect to said goods.

Section 8 - HANDLING

(a)   Humble’s handling charge covers the ordinary labor involved in receiving goods at warehouse door, placing goods in storage, and returning goods to warehouse door. Handling charges are due and payable on receipt of goods.

(b)  Unless otherwise agreed, labor for unloading and loading goods will be subject to an additional charge. Additional expenses incurred by Humble in receiving and handling damaged goods, and additional expenses in unloading from or loading into cars or other vehicles not at warehouse door will be charged to Customer.

(c)   When goods are ordered out in quantities less than in which received, Humble may assess an additional charge for each order or each item of an order.

(d)   Humble shall not be liable for demurrage or detention, delays in unloading inbound cars, trailers or other containers, or delays in obtaining or loading cars, trailers or other containers for outbound shipment unless such demurrage, detention or delays are the result of Humble’s failure to exercise reasonable care.

Section 9 - DELIVERY REQUIREMENTS

(a)   No goods shall be delivered or transferred except upon receipt by Humble of complete written instructions from or on behalf of Customer. Written instructions may be transmitted by fax, e-mail or similar communication, provided, however, that Humble has no liability when relying on the information contained in the communication as received. If prior written authorization has been provided by Customer to Humble, goods may be delivered upon instruction by telephone in accordance with such prior written instructions, but Humble shall not be responsible for loss or error occasioned thereby.

(b)   When goods are ordered out, a reasonable time shall be given Humble to carry out instructions. If Humble is unable because of acts of God, war, Terrorism, public enemies, seizure under legal process, strikes, lockouts, riots and civil commotions, or any reason beyond Humble’s control, or because of loss or destruction of goods for which Humble is not liable, or because of any other excuse provided by law, Humble shall not be liable for failure to carry out such instructions and goods remaining in storage will continue to be subject to regular storage charges.

Section 10 - ADDITIONAL SERVICES AND CHARGES

(a)   Warehouse labor required for services other than ordinary handling and storage will be charged to Customer.

(b)  Special services requested by Customer, including, but not limited to, compiling of special stock statements, reporting marked weights, serial numbers or other data from packages, physical checking of goods, and handling of transfer billing, will be subject to a charge.

(c)   Dunnage, bracing, packing materials or other special supplies may be provided by Humble for Customer at a charge in addition to Humble’s cost.

(d)   By prior arrangement, goods may be received or delivered during other than regular business hours, subject to a charge.

(e)  Communication expenses including postage or telephone will be charged to Customer if such concern more than normal inventory reporting or if, at the request of Customer, communications are made by other than regular United States mail, fax or e-mail.

(f)   All charges other than storage charges addressed in Section 4 above are due and payable upon the date of invoice. All charges, including storage charges, not paid by the due date are subject to an interest charge from the date such charge is due until paid at the maximum interest rate permitted by law.

Section 11 - BONDED STORAGE

(a)   A charge in addition to regular rates will be made for merchandise in bond.

(b)   Where a warehouse receipt covers goods in U.S. Customs bond, such receipt shall be void upon the termination of the storage period fixed by law.

S ection 12 - MINIMUM CHARGES

(a)    A minimum handling charge per lot and a minimum storage charge per lot per month will be made. When the warehouse receipt covers more than one lot or when a lot is an assortment, a minimum charge per mark, brand or variety will be made.

(b)    A minimum monthly charge to one account for storage and/or handling will be made. This charge will apply also to each account when one customer has several accounts, each requiring separate records and billing.

Section 13 - LIABILITY AND LIMITATION OF DAMAGES

(a)   Humble shall not be liable for any loss or damage to goods stored, however caused, unless such loss or damage resulted from the failure by Humble to exercise such care in regard to the goods as a reasonably careful man would exercise under like circumstances. Humble is not liable for damages which could not have been avoided by the exercise of such care. In particular, but without limiting the extent of the foregoing disclaimer, Humble shall not be responsible for damage caused by fire, wind, water, sprinkler leakage, vermin, acts of God, strikes, terrorism or other work stoppages, or other causes that are beyond the control of Humble.

(b)   IN THE CASE OF LOSS OR DAMAGE, UNDER NO CIRCUMSTANCE SHALL HUMBLE BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE ACTUAL COST TO CUSTOMER OF REPLACING OR REPRODUCING THE GOODS AT THE TIME OF THE LOSS OR DAMAGE OR $0.50 PER POUND, WHICHEVER IS LESS, OR FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL OR INDICENTAL DAMAGES OR FOR PUNITIVE DAMAGES. IN THE EVENT THERE IS NO COST INVOICE THE VALUE MUST BE JUSTIFIED WITH A COMMERCIAL INVOICE OR PROFESSIONAL APPRAISAL

(c)   Where loss or damage occurs to stored goods, for which Humble is not liable, Customer shall be responsible for the cost of removing and disposing of such goods and the cost of any environmental clean-up and site remediation resulting from the loss or damage to the goods.

(d)   In the event that Humble approves a damage claim for payment, HUMBLE SHALL HAVE THE OPTION TO OFFER A SERVICES CREDIT IN LIEU OF PAYMENT. Additionally, Humble shall be entitled to possession of the portion of the goods for which claim was made and payment approved, with the exception of food products that may cause harm if sold in a damaged state. The failure to provide or release the damaged goods to Humble shall be a bar to recovery of the claim.

(e)   If Humble negligently misships goods, Humble shall pay the reasonable transportation charges incurred to return the misshipped goods to the warehouse. If the consignee fails to return the goods, Humble’s maximum liability shall be that for lost or damaged goods as specified above.

Section 14 – NOTICE OF CLAIM AND FILING OF SUIT

(a)   Claims by Customer and all other persons must be presented in writing to Humble within a reasonable time, and in no event longer than either sixty (60) days after delivery of the goods by Humble or sixty (60) daysafter Customer is notified by Humble that loss or damage to part or all of the goods has occurred, whichever time is shorter.

(b)   As a condition precedent to making any claim and/or filing any suit, Customer shall provide Humble with a reasonable opportunity to inspect the goods which are the basis of Customer’s claim.

(c)   No lawsuit or other action may be maintained by Customer or others against HUMBLE for loss or damage to the goods stored unless: (1) timely written claim has been given as provided in paragraph (a) of this section;

(2)   Humble has been provided an opportunity to inspect the goods as provided in paragraph (b) of this section; and (3) such lawsuit or other action is commenced either within nine months after date of delivery by Humble or within nine months after Customer is notified by Humble that loss or damage to part or all of the goods has occurred or otherwise learns of the loss or damage, whichever time is shorter.

Section 15 - INSURANCE

Goods are not insured by Humble and the storage rates do not include insurance on the goods unless Humble has agreed in writing to obtain such insurance for the benefit of Customer. In the even customer chooses to self insure stored goods, customer acknowledges that customers insurance coverage will always be primary.

Section 16 - RIGHT TO STORE GOODS

Customer represents and warrants that Customer is lawfully possessed of the goods and has the right and authority to store them with Humble. Customer agrees to indemnify and hold harmless Humble from all loss, cost and expense (including reasonable attorneys’ fees) which Humble pays or incurs as a result of any dispute or litigation, whether instituted by Humble or others, respecting Customer’s right, title or interest in the goods. Such amounts may be assessed as charges in relation to the goods and subject to Humble’s lien rights.

Section 17 - ACCURATE INFORMATION

Customer will provide Humble with information concerning the stored goods which is accurate, complete and sufficient to allow Humble to comply with all laws and regulations concerning the storage, handling and transporting of the goods. Customer will indemnify and hold Humble harmless from all loss, cost, penalty and expense (including reasonable attorneys’ fees) which Humble pays or incurs as a result of Customer failing to fully discharge this obligation.

Section 18 - SEVERABILITY AND WAIVER

(a)    If any provision of these Contract Terms and Conditions, or any application thereof, should be construed or held to be void, invalid or unenforceable, the remaining provisions of these Contract Terms and Conditions shall not be affected thereby but shall remain in full force and effect.

(b)   Humble’s failure to require strict compliance with any provision of these Contract Terms and Conditions shall not constitute a waiver or estoppel to later demand strict compliance with that or any other provision(s) of these Contract Terms and Conditions.

Section 19 - GOVERNING LAW; JURISDICTION.

This Contract shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the conflict of law principles thereof. In the event of a dispute arising under this Agreement, the Superior Court of the State of New Jersey venued in Ocean County and the United States District Court for the District of New Jersey in Trenton shall have co- exclusvie jurisdiction to resolve such a dispute. The parties hereto submit to the co-exclusive jurisdiction of such courts and waive any right that they may have to a trial by jury.

Section 20 - BINDING EFFECT.

This Contract shall be binding upon and inure to the benefit of the respective heirs, successors, assigns, estates and personal representatives of the parties hereto.

Section 21 - ENTIRE AGREEMENT

The provisions of these Contract Terms and Conditions shall constitute the entire agreement between Humble and Customer; shall be binding upon Customer’s heirs, executors, successors and assigns; and cannot be modified except by a writing signed by Humble and Customer.